                                                                     EXHIBIT 2

         (Resolutions of Waddell & Reed Advisors Funds, Ivy Funds Variable Insurance Portfolios and Waddell &
         Reed InvestEd Portfolios}

         I, Mara D. Herrington, being the duly elected Secretary of Waddell & Reed Advisors Funds, Ivy Funds
         Variable Insurance Portfolios and Waddell & Reed InvestEd Portfolios (the "Funds"), do hereby certify that the following resolutions were unanimously adopted by the Trustees who are not interested persons of the Funds and separately by all of the Trustees, on May 20, 2009, and they remain in full effect:

                     RESOLVED, That it is in the best interests of each Fund to purchase jointly with the other Funds, the funds in the Ivy Family of Funds and specified Waddell & Reed management companies a Fidelity Bond of
                     $30,300,000 from ICI Mutual Insurance Company ("ICIM"), with a deductible of $250,000, and Directors and Officers/Errors and Omissions
                     ("D&O/E&O") professional liability coverage of $30,000,000 from ICIM, with a deductible of $1.5 million, each for an annual premium not to exceed by 5% or more the preliminary annual premium approved by the
                     Disinterested Trustees and Boards of Trustees at their meetings on
                     November 19, 2008;

               and further,

                     RESOLVED, That the purchase of the Fidelity Bond of $30,300,000 from
                     ICIM, with a deductible of $250,000, and D&O/E&O professional liability coverage of $30,000,000 from ICIM, with a deductible of $1.5 million, each for an annual premium not to exceed by 5% or more the preliminary annual premium approved by the Disinterested Trustees and Boards of
                     Trustees at their meetings on November 19, 2008, be, and it hereby is, approved;

               and further,

                     RESOLVED, That it is in the best interests of each Fund to purchase jointly with the other Funds the Independent Directors Safety Net
                     Liability Policy ("Safety Net Policy") in the amount of $15,000,000 from ICIM, with a deductible of $1.5 million, for a total annual premium not to exceed by 5% or more the preliminary annual premium approved by the Disinterested Trustees and Boards of Trustees at their meetings on
                     November 19, 2008;

               and further,

                     RESOLVED, That the purchase of the Safety Net Policy, in the amount of
                     $15,000,000 from ICIM, with a deductible of $1.5 million, for an annual premium not to exceed by 5% or more the preliminary annual premium approved by the Disinterested Trustees and Boards of Trustees at their meetings on November 19, 2008, be, and it hereby is, approved.

         Dated:     May 20     , 2009

                                           By: /s/ Mara D. Herrington
                                               Mara D. Herrington, Secretary

         (Resolutions of Ivy Funds and Ivy Funds, Inc.

         I, Mara D. Herrington, being the duly elected Secretary of Ivy Funds and Ivy Funds, Inc. (the
         "Funds"), do hereby certify that the following resolutions were unanimously adopted by the Trustees who are not interested persons of the Funds and separately by all of the Trustees, on May 14, 2009, and they remain in full effect:

                     WHEREAS, the Board of Directors/Trustees (the "Board") of Ivy Funds, Inc. and Ivy
                Funds (and together with the Ivy Funds (a Delaware statutory trust), the "Funds") previously have authorized (i) the Funds to obtain coverage against larceny and embezzlement under a joint insured registered management company bond in the amount of $30,300,000 per loss issued by ICI Mutual Insurance Company, naming as the assureds thereon Ivy Funds, Ivy Funds,
                Inc., Waddell & Reed Advisors Funds, Waddell & Reed InvestEd Funds, Ivy Funds VIP, Ivy
                Investment Management Company, Waddell & Reed Investment Management Company and Austin,
                Calvert & Flavin, Inc., Waddell & Reed Services Company, Ivy Funds Distributor, Inc. and
                Waddell & Reed, Inc. (collectively, the "Insureds"); (ii) the continuation of the Fidelity
                Bond Insurance Allocation Agreement (the "Agreement") among the Insureds with respect to the joint insured bond previously approved by the Board; (iii) the Funds' to participate in joint Director and Officers/Errors and Omission ("D&O/E&O") insurance policies (the
                "Policy") with Waddell & Reed Investment Management Company, Ivy Investment Management
                Company, Waddell & Reed Advisors Funds, Ivy Funds VIP, and Waddell & Reed InvestEd
                Portfolios and Waddell & Reed Services Company, Ivy Funds Distributor, Inc. and Waddell &
                Reed, Inc. (the "W&R Parties"), and in addition maintain $5 million of coverage available only to the Funds' non-interested directors ("Directors-Only Policy" and together with the
                Policy, the "Policies"); and (iv) the continuation of the Amended and Restated Liability
                Insurance Allocation Agreement with respect to the Policy by and between the Funds and the
                W&R Parties dates as of May 21, 2008 (the "Agreement").

                     WHEREAS, ICIM has extended the term of the Policies until March 31, 2009, and management has not received final premium quotes for the policies to take into account that extension.

                     RESOLVED, that the Officers of the Funds are authorized to engage in negotiations with
                ICIM to extend the Policies through March 31, 2009 at the premiums previously quoted and to account for a 5% increase in those premiums; and

                     RESOLVED FURTHER, that should ICIM quote a premium in excess of the above amount, management is directed to request that the Board convene to consider those premiums.

         Dated this 14th day of May, 2009.

                                             By: /s/ Mara D. Herrington
                                                 Mara D. Herrington, Secretary